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TABLE OF CONTENTS 2

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158125

Prospectus Supplement
(To prospectus dated October 2, 2009)

11,775,000 Shares

Common Stock

October 23, 2009

        We are offering 11,775,000 shares of our common stock at a price of $2.60 per share. Our common stock is quoted on the NASDAQ Global Market under the symbol "WRES." On October 22, 2009, the closing sale price of our common stock was $3.03 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement.

        We are offering these shares of common stock on an underwritten basis to certain institutional investors. We have retained BMO Capital Markets Corp. and RBC Capital Markets Corporation as the representatives of the underwriters in connection with this offering.

	Per Share	Total
Offering price	$2.600	$30,615,000
Underwriting discounts and commissions	$0.143	$1,683,825
Proceeds, before expenses, to us	$2.457	$28,931,175

        The underwriters expect to deliver the shares against payment on or about October 28, 2009.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

BMO Capital Markets		RBC Capital Markets

Capital One Southcoast	Comerica Securities	Sidoti & Company, LLC

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of our common stock. If the information about the common stock offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement and in the accompanying prospectus, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

        The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        Information contained on or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

        When used in this prospectus supplement and the accompanying prospectus, the terms "we," "us," "our," "Warren" and "the Company" refer to Warren Resources, Inc., a Maryland corporation, and its subsidiaries, unless the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus supplement that are not historical are "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that involve a number of risks and uncertainties. These forward-looking statements include, among others, the following:

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  our business and growth strategies;

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  our oil and natural gas reserve estimates;

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  our ability to successfully and economically explore for and develop oil and gas resources;

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  our exploration and development drilling prospects, inventories, projects and programs;

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  availability and costs of drilling rigs and field services;

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  anticipated trends in our business;

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  our future results of operations;

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  our liquidity and ability to finance our exploration and development activities;

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  market conditions in the oil and gas industry;

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  our ability to make and integrate acquisitions; and

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  the impact of environmental and other governmental regulation.

        These statements may be incorporated by reference into or found under various sections of this prospectus supplement. Forward-looking statements are typically identified by use of terms such as "may", "will", "could", "should", "expect", "plan", "project", "intend", "anticipate", "believe", "estimate", "predict", "potential", "pursue", "target" or "continue", and the negative of such terms or other comparable terminology, although some forward-looking statements may be expressed differently.

        The forward-looking statements contained in or incorporated by reference into this prospectus supplement are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in or incorporated by reference into this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to a number of factors, including:

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  the failure to obtain sufficient capital resources to fund our operations and maintain adequate liquidity;

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  an inability to replace our reserves through exploration and development activities;

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  unsuccessful drilling activities;

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  a decline in oil or natural gas production or oil or natural gas prices;

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  incorrect estimates of required capital expenditures;

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  increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

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  negative impact of environmental and other governmental regulation;

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  hazardous and risky drilling operations; and

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  an inability to meet growth projections.

        You should also consider carefully the statements contained in or incorporated by reference into other sections of this prospectus supplement, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

        All forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements.

 The Company

        We are an independent energy company engaged in the exploration and development of domestic onshore oil and natural gas reserves. We focus our efforts primarily on our waterflood oil recovery programs and horizontal drilling in the Wilmington field within the Los Angeles Basin of California and on the exploration and development of coalbed methane ("CBM") properties located in the Rocky Mountain region. As of December 31, 2008, we owned natural gas and oil leasehold interests in approximately 175,725 gross, 101,453 net acres, approximately 80% of which are undeveloped. Substantially all our undeveloped acreage is located in the Rocky Mountains.

        From our inception in 1990 through 2003, we functioned principally as the sponsor of privately placed drilling programs and joint ventures. Under these programs, we contributed drilling locations, paid tangible drilling costs and provided turnkey drilling services, natural gas marketing services and well services to the drilling programs and retained an interest in the wells. Historically, a substantial portion of our revenue was attributable to these turnkey drilling services. After our initial public offering in 2004, we transitioned from being the sponsor of privately placed drilling programs to become a more traditional exploration and development company.

        Our common stock commenced trading on the NASDAQ National Market (now known as the NASDAQ Global Market) on December 17, 2004 under the trading symbol "WRES". On October 22, 2009, the last reported sale price of our common stock on the NASDAQ Global Market was $3.03 per share.

        Our executive offices are located at 1114 Avenue of the Americas, 34th Floor, New York, NY 10036, and our telephone number is (212) 697-9660. Our website is www.warrenresources.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus.

 The Offering

Common stock offered by us	11,775,000 shares
Common stock to be outstanding after this offering	70,651,160 shares
Issue price	$2.60 per share
Use of proceeds
We estimate the net proceeds from this offering will be approximately $28.7 million, after deducting underwriting discounts and commissions and the estimated expenses for the offering. We intend to use the net proceeds from this offering for general corporate purposes, including without limitation, reduction or refinancing of debt or other corporate obligations, capital expenditures and for working capital. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies. See "Use of Proceeds."
Dividend policy
We currently intend to retain all future earnings to fund the development and growth of our business. We have never paid cash or other dividends on our stock. For the foreseeable future, we intend to retain earnings, if any, to meet our working capital requirements and to finance future operations. Accordingly, we do not plan to declare or distribute cash dividends to the holders of our common stock in the foreseeable future.
Risk factors	You should carefully read and consider the information set forth in "Risk Factors" beginning on page S-5 of this prospectus supplement before investing in our common stock.
Listing	Our common stock is listed on the NASDAQ Global Market under the symbol "WRES."

        The number of shares to be outstanding after the offering is based on 58,876,160 shares outstanding as of September 30, 2009. Unless we specifically state otherwise, the information concerning outstanding shares of common stock contained in this prospectus supplement excludes 96,941 shares of common stock issuable upon conversion of our convertible debt and convertible preferred stock, 3,471,078 shares of common stock issuable upon exercise of outstanding options and warrants, and 81,113 shares of unvested restricted stock.

Summary Consolidated Historical Financial Data
(In thousands, except share and per share data)

        This section presents our summary consolidated historical financial information. You should read carefully the consolidated financial statements, including the accompanying notes, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The summary consolidated historical financial data is not intended to replace the consolidated financial statements.

        We derived the statement of operations data and statement of cash flows data for the years ended December 31, 2008, 2007 and 2006, and the balance sheet data as of December 31, 2008 and 2007, from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We derived the statement of operations data and statement of cash flows data for the six months ended June 30, 2009 and 2008, and the balance sheet data as of June 30, 2009 and 2008, from the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2009 and 2008, respectively. The interim unaudited consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and include, in the opinion of management, all adjustments consisting of normal and recurring adjustments necessary to present fairly the data for such periods and may not necessarily be indicative of full year results.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2007	2006	2009	2008
				(Unaudited)
Consolidated Statement of Operations Data:
Revenues:
Oil and gas sales	$108,032	$59,308	$31,265	$26,766	$57,720
Costs and operating expenses:
Lease operating expenses and taxes	31,062	22,923	13,035	14,204	12,383
Depreciation, depletion and amortization	23,977	11,393	6,257	10,507	8,426
Impairment expense	275,684	—	—	—	—
General and administrative	14,722	13,772	9,903	6,080	7,798

Total costs and operating expenses	345,445	48,088	29,194	30,791	28,607
Income (loss) from operations	(237,413)	11,220	2,070	(4,025)	29,113
Other income:
Interest and other income	1,022	2,385	4,765	120	569
Interest expense	(5,293)	(2,170)	(399)	(3,032)	(2,573)
Net gain (loss) on investment	98	(46)	92	—	93
Loss on derivative financial instruments	—	—	—	(8,730)	—

Total other income	(4,173)	169	4,458	(11,642)	(1,911)
Income (loss) before income taxes and minority interest	(241,586)	11,389	6,528	(15,667)	27,202
Income tax expense (benefit)	(29)	(16)	93	57	36

Net income (loss) before dividends and accretion	(241,557)	11,405	6,435	(15,724)	27,166
Preferred dividends and accretion	98	267	357	48	54

Net income (loss) applicable to common stockholders	$(241,655)	$11,138	$6,078	$(15,772)	$27,112
Earnings (loss) per share—Basic	$(4.17)	$0.20	$0.11	$(0.27)	$0.47
Earnings (loss) per share—Diluted	$(4.17)	$0.20	$0.11	$(0.27)	$0.46
Weighted average shares outstanding—Basic	58,000,166	55,892,536	52,966,115	58,200,020	57,804,809
Weighted average shares outstanding—Diluted	58,000,166	56,978,948	54,511,578	58,200,020	58,678,293
Consolidated Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	62,014	$27,819	$12,527	$8,742	$30,322
Investing activities	(111,446)	(104,561)	(89,888)	(31,257)	(58,712)
Financing activities	66,305	46,535	5,751	2,243	36,221

	At December 31,		At June 30,
	2008	2007	2009	2008
			(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$29,688	$12,815	$9,416	$20,646
Total assets	286,633	440,506	257,831	502,344
Long-term debt (including current maturities)	124,993	56,633	134,586	93,036
Total stockholders' equity	112,025	349,529	97,164	379,023

RISK FACTORS

        An investment in our common stock involves a high degree of risk. In considering whether to purchase the common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, under the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section. In addition, you should carefully consider the risk factors described below related to this offering and to an investment in our common stock.

         Oil and natural gas prices are volatile. Volatility in oil and natural gas prices can adversely affect our results and the price of our common stock. This volatility also makes valuation of natural gas and oil producing properties difficult and can disrupt markets.

        Oil and natural gas prices have historically been, and are likely to continue to be, volatile. Oil and natural gas prices are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. Some of the factors that cause this fluctuation are:

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  demand for oil and gas, which is affected by worldwide population growth, economic development and general economic and business conditions;

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  the domestic and foreign supply of oil and natural gas;

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  political and economic uncertainty and socio-political unrest;

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  the price of foreign imports;

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  political and economic conditions in oil producing countries, especially the Middle East and South America;

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  the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain oil price and production controls;

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  the level of worldwide oil exploration and production activity;

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  the cost of exploring for, producing and delivering oil and gas;

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  weather conditions;

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  technological advances affecting energy consumption;

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  domestic and foreign governmental regulations;

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  proximity and capacity of oil and gas pipelines and other transportation facilities;

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  the price and availability of alternative energy; and

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  variations between product prices at sales points and applicable index prices.

        The long-term effects of these and other conditions on the prices of crude oil and natural gas are uncertain. Price volatility makes it difficult to budget and project the return on exploration and development projects involving our natural gas and oil properties and to estimate with precision the value of producing properties that we may own or propose to acquire. In addition, unusually volatile prices often disrupt the market for natural gas and oil properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties. Our annual and quarterly results of operations may fluctuate significantly as a result of, among other things, variations in natural gas and oil prices and production performance. In recent years, natural gas and oil price volatility has become increasingly severe.

         A decline in oil and natural gas prices would adversely affect our ability to meet our capital expenditure obligations, financial commitments, financial results, cash flows, access to capital and ability to grow.

        Our revenues, operating results, cash flow, profitability and future rate of growth depend upon the prevailing prices of, and demand for, natural gas and oil. All of our operating revenues are derived from the sale of our oil and gas production. A continuing substantial or extended decline in oil and natural gas prices would have a material adverse effect on our financial position, our ability to meet capital expenditure obligations and commitments, our results of operations, our access to capital and the quantities of natural gas and oil that may be economically produced by us. A significant decrease in price levels for an extended period negatively affects us in several ways including:

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  our cash flow will be reduced, decreasing funds available for capital investments employed to replace reserves or increase production, or to operate;

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  certain reserves will no longer be economic to produce, leading to both lower proved reserves and cash flow and may result in charges to earnings for impairment of the value of these assets; and

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  access to other sources of capital, such as bank loans, equity or debt markets, could be severely limited or unavailable.

         We have incurred losses and may do so in the future.

        Our net loss attributable to common stockholders was $241.7 million for the year ended December 31, 2008. At December 31, 2008, we had an accumulated deficit of $318.9 million and total stockholders' equity of $112 million. We have recognized a significant amount of annual net losses in the past. See "Item 6: Selected Consolidated Financial Data" set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The uncertainty and factors described throughout this section may impede our ability to economically find, develop, exploit and acquire natural gas and oil reserves. We may not achieve or sustain profitability or positive cash flows from operating activities in the future.

         Our proved reserves are estimates based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

        No one can measure underground accumulations of oil and natural gas in an exact way. There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control that could cause the quantities and net present value of our reserves to be overstated. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, operating and development costs, drilling expenses, severance and excise taxes, capital expenditures, ownership and title matters, taxes and the availability of funds. The engineering process of estimating natural gas and oil reserves is complex and is not an exact science. It requires interpretations of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

        Estimates of reserves based on risk of recovery and estimates of expected timing and future net cash flows prepared or audited by different engineers, or by the same engineers at different times, may vary substantially. Because of the subjective nature of crude oil and natural gas reserve estimates, each of the following items may differ materially from the amounts or other factors estimated:

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  The amount and timing of crude oil and natural gas production.

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  The revenues and costs associated with that production.

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  The amount and timing of future development expenditures.

        Over time, our independent petroleum engineering consultants may make material changes to reserve estimates taking into account the results of actual drilling, testing, and production. Further, the potential for future reserve revisions, either upward or downward, is significantly greater than normal because a significant portion of our potential reserves are undeveloped.

        In accordance with SEC requirements, our estimates of proved reserves are determined at prices and costs as of December 31 of each year. Any significant variance from these prices and costs could greatly affect our estimates of reserves. At year-end 2008, we revised our reserves downward by 227 Bcfe. The downward revision was primarily the result of decline in pricing at year-end 2008, based on the decrease in realized prices from $86.21 on December 31, 2007 to $32.92 on December 31, 2008, a 62% decline, and the realized prices of natural gas from $5.02 per Mcf for year-end 2007 in comparison to $4.80 per Mcf for year-end 2008, a 4% decline.

        As of December 31, 2008 and 2007, approximately 29% and 75%, respectively, of our estimated net proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. As reflected in the decline in our estimated net proved undeveloped reserves from 2007 to 2008, recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Additionally, as oil and gas commodity prices become lower, the quantity of economically recoverable proved reserves declines. The reserve data assumes that we will make significant capital expenditures to develop our reserves. We have prepared estimates of our natural gas and oil reserves and the costs associated with these reserves in accordance with industry standards. However, the estimated costs may not be accurate, development may not occur as scheduled, or the actual results may not be as estimated. We may not have, or be able to obtain, the capital we need to develop these proved reserves.

        Actual natural gas and oil prices, future production, revenues, operating expenses, taxes, development expenditures and quantities of recoverable natural gas and oil reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of future net revenues set forth in this annual report. A reduction in natural gas and oil prices, for example, would reduce the value of proved reserves and reduce the amount of natural gas and oil that could be economically produced, thereby reducing the quantity of reserves. We may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and oil prices and other factors, many of which are beyond our control.

        You should not assume that the present value of future net revenues referred to in this annual report is the current market value of our estimated natural gas and oil reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any change in consumption by natural gas and oil purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses for the development and production of our natural gas and oil properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor, nor does it reflect discount factors used in the marketplace for the purchase and sale of oil and gas properties. Conditions in the oil and gas industry and oil and gas prices will affect whether the 10% discount factor accurately reflects the market value of our estimated reserves.

         The continuing crisis in U.S. and world financial and securities markets could have a material adverse effect on our business and operations.

        Our operations are affected by local, national and worldwide economic conditions. We have relied on the capital markets, particularly for equity securities, as well as the banking and debt markets, to meet financial commitments and liquidity needs if internally generated cash flow from operations is not adequate to fund our capital requirements. Markets in the United States and elsewhere have been experiencing extreme adverse volatility and disruption for more than 18 months, due in part to the financial stresses affecting the liquidity of the banking system, the real estate mortgage industry and the financial markets generally. In recent months, this volatility and disruption has reached unprecedented levels. Any or all of the following may occur as a result of the continuing crisis in the U.S. and world financial and securities markets:

        We will be required to use available cash to implement our operational activities, including such items as committed well drilling and general and administrative costs and, among others, to make payments on our Credit Facility with GE Business Financial Services Inc. (formerly Merrill Lynch Business Financial Services Inc.), including a syndicate of five other participating banks, dated as of November 19, 2007, which was amended as of May 12, 2009 (the "Credit Facility"). We may be unable to obtain additional equity or debt financing, which would require us to limit or reduce our capital expenditures and other spending to our anticipated internally generated net cash flow, if any, plus the proceeds of this Offering. This would lead to lower growth in our production and reserves than if we were able to spend more than our cash flow, as we have in the past. Financing costs may increase as lenders may be reluctant to lend without receiving higher fees, rates and spreads.

        The economic slowdown has led and could continue to lead to lower demand for oil and natural gas by individuals and industries, which in turn could result in even lower prices for the oil and natural gas we sell, thereby adversely resulting in declining production, lower revenues, and possibly losses and negative cash flow.

        With the current turbulent credit markets, the lenders under our Credit Facility may become more restrictive in their lending practices, lower the borrowing base available or be unable or unwilling to fund their commitments, which would limit our access to capital to fund our capital expenditures and operations. This would limit our ability to generate revenues, as well as limit our projected production and reserve growth, which could lead to losses and declining production.

         Our Credit Facility contains operating restrictions and financial covenants, and we may have difficulty obtaining additional credit.

        We will depend on our Credit Facility for a portion of our future capital needs. As of June 30, 2009, we had $115.0 million in principal amount of senior indebtedness outstanding under our secured revolving bank Credit Facility and our available borrowing base was $120 million. Our Credit Facility restricts our ability to obtain additional financing, make investments, pay dividends, lease equipment, sell assets and engage in business combinations. We also are, and will continue to be, required to comply with certain financial covenants and ratios. The Credit Facility contains affirmative and negative covenants, including the following financial maintenance covenants: an EBITDAX to interest coverage ratio for any period of four consecutive fiscal quarters to be not less than 2.5 to 1.0, determined as of the last day of each fiscal quarter; and a minimum current ratio of current assets (including availability under the Credit Facility) to current liabilities of not less than 1.0 to 1.0. At June 30, 2009, the Company was in full compliance with the covenants and other provisions of the Credit Facility. In addition to those described above, other factors may impair the Company's ability to comply with the covenants. Any failure to be in compliance with any material provision or covenant of the Credit Facility could result in a default, which would have a material adverse effect on our liquidity, results of operations and financial condition. At certain oil and natural gas price levels, the Company's current cost structure, inclusive of our current plans, may exceed the costs required to operate profitably. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants contained in the Credit Facility could result in a default under the facility, which could cause all of our existing indebtedness to become immediately due and payable.

        Our Credit Facility limits the funds we can borrow to a borrowing base amount, determined by the lenders in their sole discretion, based upon projected revenues from the oil and natural gas properties securing our loan. In addition, under the terms of our Credit Facility, our borrowing base is subject to redeterminations at least semiannually on April 1 and October 1 of each year based in part on prevailing natural gas and oil prices. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of the lenders holding 100% of the commitments. If the required lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base acceptable to the required number of lenders. In the event the borrowed amount outstanding exceeds the re-determined borrowing base, we could be forced to repay a portion of our borrowings. If oil and natural gas commodity prices are low, our borrowing base could be lowered by the lenders upon a future borrowing base re-determination. In such an event, we may not have sufficient funds to make any required repayment. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, in order to prevent a default we may have to sell a portion of our assets. If we cannot timely sell a portion of our assets under such circumstances, the lenders could declare the Credit Facility in default, which could cause all of our existing indebtedness to be immediately due and payable.

        Our Credit Facility is secured by a pledge of substantially all of our producing natural gas and oil properties and assets, is guaranteed by our subsidiaries, and contains covenants that limit additional borrowings, dividends to nonpreferred shareholders, the incurrence of liens, investments, sales or pledges of assets, changes in control, repurchases or redemptions for cash of our common or preferred stock, speculative commodity transactions and other matters. We may not be able to refinance our debt or obtain additional financing, particularly in view of the Credit Facility's restrictions on our ability to incur additional debt, and the fact that substantially all of our assets are currently pledged to secure obligations under the Credit Facility. The restrictions in our Credit Facility and our difficulty in obtaining additional debt financing may have adverse consequences on our operations and financial results, including:

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  our ability to obtain financing for working capital, capital expenditures, our drilling program, purchases of new technology or other purposes may be impaired;

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  the covenants in our Credit Facility that limit our ability to borrow additional funds and dispose of assets may affect our flexibility in planning for, and reacting to, changes in business conditions;

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  because our indebtedness is subject to variable interest rates, we are vulnerable to increases in interest rates;

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  any additional financing we obtain may be on unfavorable terms;

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  we may be required to use a substantial portion of our cash flow to make debt service payments, which will reduce the funds that would otherwise be available for operations and future business opportunities;

  •
  a substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements or covenants, and could require us to modify our operations, including curtailing portions of our drilling program, selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing; and

  •
  we may become more vulnerable to downturns in our business or the economy generally.

        We may be required to incur additional debt in order to fund our exploration and development activities. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, natural gas and oil prices and financial, business and other factors, many of which are beyond our control, affect our operations and our future performance.

         We are subject to the full cost ceiling limitation which resulted in a write-down of our estimated net reserves in 2008 and may result in a write-down of our estimated net reserves in the future.

        We utilize the full cost method of accounting for costs related to our natural gas and oil properties. Under the full cost method, we are subject to quarterly calculations of a "ceiling" or limitation on the amount of our oil and gas properties that can be capitalized on our balance sheet. If the net capitalized costs of our oil and gas properties exceed the cost center ceiling, we are subject to a write-down of our net oil and gas properties to the extent of such excess. A capitalized cost ceiling test impairment also reduces earnings and impacts stockholders' equity in the period of occurrence and results in lower amortization expense in future periods. The discounted present value of our proved reserves is a major component of the ceiling calculation and represents the component that requires the most subjective judgments. Our realized commodity prices declined from $86.21 per barrel of oil and $5.02 per Mcf of gas at December 31, 2007 to $32.92 per barrel of oil and $4.80 per Mcf of gas at December 31, 2008. For our full-cost ceiling test as of December 31, 2008, we recognized an impairment of $272.2 million, on our oil and natural gas properties as of that date.

        The risk that we will be required to write down the carrying value of oil and natural gas properties increases when natural gas and crude oil prices are depressed or volatile. In addition, a write-down of proved oil and natural gas properties may occur if we experience substantial downward adjustments in our estimated proved reserves, or if purchasers cancel long-term contracts for our natural gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher natural gas and crude oil prices may have increased the applicable ceiling in the subsequent period. Commodity prices for crude oil have increased significantly since the beginning of 2009 whereas commodity prices for natural gas have continued to decline during 2009. This and other factors could cause us to write down our natural gas and oil properties or other assets in the future and incur a non-cash charge against future earnings.

         Earlier in 2009, we limited our new drilling as a result of low commodity pricing and limited access to capital markets, which could lead to a decline in our oil and gas reserves, revenues and results of operations.

        A majority of the proceeds of the Offering are specified for drilling new oil wells and installing additional compression and water disposal equipment in the Atlantic Rim natural gas wells. Due to low oil and natural gas commodity prices and limited access to new financing in the capital markets, in 2009, we limited earlier drilling activity to amounts available for borrowing under our Credit Facility and our cash flow from operations, if any. Our final determination of whether to drill additional wells will depend on a number of factors, including:

  •
  economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil;

  •
  the availability of sufficient capital resources to us for the drilling of the prospects;

  •
  the results of our exploration efforts and the acquisition, review and analysis of our seismic data;

  •
  the approval of the prospects after additional data has been compiled;

  •
  the availability and prices of drilling rigs and crews; and

  •
  the availability of leases, license options, farm-outs, other rights to explore and permits on reasonable terms for the prospects.

        Although we have identified numerous drilling prospects, as a result of the foregoing factors, we may not be able to lease or drill those prospects within our expected time frame or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties. If we do not resume drilling more wells in the near future, such limitation of our exploration and development of our prospects could lead to a possible loss of properties and a decline in our natural gas and oil reserves as well as our revenues and results of operations.

         Our development and exploration operations require substantial capital and beyond the proceeds of this Offering we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our natural gas and oil reserves.

        The oil and natural gas industry is capital intensive. We spend and will continue to need a substantial amount of capital for the acquisition, exploration, exploitation, development and production of oil and gas reserves. We have historically addressed our short and long-term liquidity needs through the use of cash flow provided by operating activities, borrowing under bank credit facilities, and the issuance of equity and debt securities. Without adequate financing we may not be able to successfully execute our operating strategy. The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include:

  •
  general economic and financial market conditions;

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  oil and natural gas prices;

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  our market value and operating performance.

  •
  timely issuance of permits and licenses by governmental agencies;

  •
  the success of our CBM projects in the Washakie Basin;

  •
  the success of our waterflood recovery oil projects in the Wilmington Townlot Unit and the North Wilmington Unit;

  •
  our success in locating and producing new reserves;

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  amounts of necessary working capital and expenses; and

  •
  the level of production from existing and new wells.

        We may be unable to execute our operating strategy if we cannot obtain adequate capital. If low oil and natural gas prices, lack of adequate gathering or transportation facilities, operating difficulties or other factors, many of which are beyond our control, cause our revenues and cash flows from operating activities to decrease, it may limit or reduce our borrowing base under our Credit Facility, and therefore, limit our ability to obtain the capital necessary to sustain our operations.

        Additional financing sources may be required in the future to fund our developmental and exploratory drilling. Our Credit Facility restricts our ability to obtain new financing. There can be no assurance as to the availability or terms of any additional financing. We are exploring the possibility of asset sales and volumetric production payments. Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. Additional debt financing could lead to:

  •
  a substantial portion of our operating cash flow being dedicated to the payment of principal and interest;

  •
  becoming more vulnerable to competitive pressures and economic downturns; and

  •
  restrictions on our operations.

        Financing may not be available in the future under existing or new financing arrangements, or we may not be able to obtain the necessary financing on acceptable terms, if at all. If sufficient capital resources are not available, we may be forced to curtail our drilling, acquisition and other operations, or be forced to sell some of our assets on an untimely or unfavorable basis, or face a possible loss of properties and a decline in our oil and natural gas reserves, which would have an adverse affect on our business, financial condition and results of operations.

         Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

        Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future success depends on our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves generally decline when production occurs unless we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. We may not be able to find, develop or acquire additional reserves on an economic basis. Furthermore, if oil and natural gas prices increase, our costs for additional reserves could also increase.

        Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find, finance or acquire additional reserves to replace our current and future production at acceptable costs.

         We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

        Our exploration, development, production and marketing operations are regulated extensively at the federal, state and local levels. Under these laws and regulations, we could be held liable for personal injuries, property damage (including site clean-up and restoration costs), and other damages. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations, or subject us to administrative, civil and criminal penalties, including the assessment of natural resources damages. Environmental and other governmental laws and regulations also increase the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects. Compliance costs are significant. The exploration and production of oil and gas involves many risks concerning equipment and human operational problems that could lead to leaks or spills of petroleum products. These laws and regulations, particularly in the Rocky Mountain and California regions, are extensive and involve severe penalties and could change in ways that substantially increase our costs and associated liabilities.

        Part of the regulatory environment in which we operate includes, in some cases, federal requirements for performing or preparing environmental assessments, environmental impact statements, studies, reports and/or plans of development before commencing exploration and production activities. These regulations affect our operations and may limit the quantity of oil and natural gas we may be able to produce and sell.

        A major risk inherent in our drilling plans is the need to obtain drilling permits from applicable federal, state and local authorities. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well, or the receipt of a permit with excessive conditions or costs could have a material adverse effect on our ability to explore or develop our properties. Additionally, the oil and natural gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect our profitability. Furthermore, we may be put at a competitive disadvantage to larger companies in our industry that can spread these additional costs over a greater number of wells and larger operating area. Any or all of these contingencies could delay or halt our drilling activities or the construction of ancillary facilities necessary for production, which would prevent us from developing our property interests as planned. Conditions, delays or restrictions imposed on the management of groundwater produced during drilling could severely limit our operations or make them uneconomic. Any unfavorable developments in the Washakie Basin could impede our growth, as we intend to undertake significant activity in order to increase our production and reserves in this area.

        We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm our business, results of operations and financial condition. For example, matters subject to regulation and the types of permits required include:

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  the amounts and types of substances and materials that may be released into the environment;

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  water discharge and disposal permits for drilling operations;

  •
  drilling permits;

  •
  drilling and operating bonds;

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  environmental matters and reclamation;

  •
  spacing of wells;

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  occupational safety and health;

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  unitization and pooling of properties;

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  air quality, noise levels and related permits;

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  rights-of-way and easements;

  •
  reports concerning operations to regulatory authorities;

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  calculation and payment of royalties;

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  gathering, transportation and marketing of gas and oil;

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  taxation; and

  •
  waste disposal.

Under these laws and regulations, we could be liable for:

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  personal injuries;

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  property damage;

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  oil spills;

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  discharge or disposal of hazardous materials;

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  well reclamation costs;

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  surface remediation and clean-up costs;

  •
  fines and penalties;

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  natural resource damages; and

  •
  other environmental protection and damages issues.

        See "Items 1 and 2: Business and Properties—Regulations and Environmental Matters" and "Item 3:—Legal Proceedings" set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 for a more detailed discussion of laws affecting our operations.

         Our identified drilling location inventories are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

        Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These identified drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, seasonal conditions, regulatory approvals, oil and natural gas prices, costs and expenses, and drilling and production results. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled, or if we will be able to produce natural gas or oil from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

We face significantly increasing water disposal costs in our CBM drilling operations.

        The Wyoming Department of Environmental Quality, or Wyoming DEQ, has restrictive regulations applicable to the surface disposal of water produced from our CBM drilling operations. We typically obtain Clean Water Act, Safe Drinking Water Act and analogous state and local permits to use surface discharge methods, such as settling ponds, to dispose of water when the groundwater produced from the coal seams will not exceed surface discharge permit limitations. Surface disposal options have volumetric limitations and require an extensive third-party water sampling and laboratory analysis program to ensure compliance with state permit standards. Alternative methods to surface disposal of water are more expensive. These alternatives include installing and operating treatment facilities or drilling disposal wells to inject the produced water into the underground rock formations adjacent to the coal seams or lower sandstone horizons. Injection wells are regulated by the Wyoming DEQ and the Wyoming Oil & Gas Conservation Commission, and permits to drill these wells are obtained from these agencies. Based on our experience with CBM production in the Powder River Basin, we believe that permits for surface discharge of produced water in that basin, as well as the Washakie Basin, will become more difficult to obtain. In Wyoming, our produced water is currently re-injected into water disposal wells. We expect the costs to dispose of produced water to increase significantly, which could have a material adverse effect on our business, financial condition and results of operations.

We face significantly increasing natural gas disposal regulations and costs in our Wilmington oil drilling operations that could limit our oil production.

        The State of California and the EPA have restrictive regulations for the disposition of natural gas produced from our Wilmington oil drilling operations. Natural gas production has continued to grow with the oil production, particularly at the WTU. Because the gas volume from the WTU was historically too low to justify gas sales equipment, the gas has been flared for many years under a permit from the SCAQMD. In late 2007, Warren entered into an agreement with the SCAQMD which allowed Warren to commission six microturbines to generate electrical power from the otherwise flared gas and resume full production. As oil production grew, the excess gas produced but not consumed by our microturbines could have exceeded our gas flare limitation.

        Based upon input from a community activist group, the SCAQMD is requesting that Warren install high efficiency equipment and limit use of the gas flare to a smaller amount of excess gas that cannot be handled by the microturbines. In March 2008, the Company presented its plan to the SCAQMD to seek approvals from regulatory authorities to dispose of our produced gas by injection or sell it directly into a nearby public utility pipeline or to a third party user. Warren also applied to the SCAQMD for a permit to construct a new high efficiency clean enclosed burner to replace the existing gas flare. If the SCAQMD does not issue the necessary permits, the implementation of the new equipment could be delayed to first quarter 2010. Delays by regulatory agencies in approving our permits to dispose of the natural gas could limit our oil production levels until the permits are issued.

        See "Items 1 and 2: Business and Properties—Future Regulations—Wilmington Field" set forth in our Annual Report on Form 10-K for the year ended December 31, 2008.

Operational impediments may hinder our access to natural gas and oil markets or delay our production.

        The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. This dependence is heightened in our CBM operations where this infrastructure is less developed than in our traditional oil and gas operations. For example, there is limited pipeline capacity in the southern portion of the Washakie Basin. Also, as production volumes grow in the Atlantic Rim, additional pipeline capacity and gas compression will be required.

        We deliver natural gas and oil through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future. Our ability to produce and market natural gas and oil is affected and may be harmed by:

  •
  the lack of pipeline transmission facilities or carrying capacity;

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  federal and state regulation of natural gas and oil production; and

  •
  federal and state transportation, taxation and energy policies.

        In 2003, we entered into an agreement with Anadarko to jointly construct compression facilities and a pipeline in the Washakie Basin. Any significant change in our arrangement with Anadarko or other market factors affecting our overall infrastructure facilities could adversely impact our ability to deliver the natural gas we produce to market in an efficient manner, or to obtain adequate natural gas prices. In some cases, we may be required to shut-in wells, at least temporarily, for lack of a market or because of the inadequacy or unavailability of transportation facilities. If that were to occur, we would be unable to realize revenue from those wells until arrangements could be made to deliver our production to market.

We may be affected by climate change and market or regulatory responses to climate change

        Climate change, including the impact of global warming, could have a material adverse effect on our results of operations, financial condition, and liquidity. Restrictions, caps, taxes, or other controls on emissions of greenhouse gasses, including exhaust from generators, engines and flaring of excess natural gas, could significantly increase our operating costs. Restrictions on emissions could also affect our customers that (a) use oil and gas to produce energy, or (b) manufacture or produce goods that consume significant amounts of energy or burn fossil fuels, including chemical producers, farmers and food producers, and automakers and other manufacturers. Significant cost increases, government regulation, or changes of consumer preferences for goods or services relating to alternative sources of energy or emissions reductions could materially affect the markets for the oil and gas commodities, which in turn could have a material adverse effect on our results of operations, financial condition, and liquidity. Government incentives encouraging the use of alternative sources of energy could also affect certain of our oil and gas commodity purchasers and the markets for certain of the commodities in an unpredictable manner, including, for example, the impacts of ethanol incentives on farming and ethanol producers and tax credits for wind turbine and solar power generation. Finally, we could face increased costs related to defending and resolving legal claims and other litigation related to climate change and the alleged impact of our operations on climate change. Any of these factors, individually or in operation with one or more of the other factors, or other unforeseen impacts of climate change could reduce the demand for oil and gas commodities and have a material adverse effect on our results of operations, financial condition, and liquidity.

Our hedging activities could result in financial losses or could reduce our income.

        To achieve a more predictable cash flow, to reduce our exposure to adverse fluctuations in the prices of oil and natural gas and to comply with credit agreement requirements, we currently, and may in the future, enter into hedging arrangements for a portion of our oil and natural gas production. Hedging arrangements for a portion of our oil and natural gas production expose us to the risk of financial loss in some circumstances, including when:

  •
  production is less than expected;

  •
  the counterparty to the hedging contract defaults on its contractual obligations; or

  •
  there is a change in the expected differential between the underlying price in the hedging agreement and the actual price received.

        In addition, these types of hedging arrangements limit the benefit we would receive from increases in the prices for oil and natural gas and may expose us to cash margin requirements.

        The risk that a counterparty may default on its obligations is heightened by the recent sub-prime mortgage losses incurred by many banks and other financial institutions, including our counterparties or their affiliates. These losses may affect the ability of the counterparties to meet their obligations to us on hedge transactions, which would reduce our revenues from hedges at a time when we are also receiving a lower price for our natural gas and oil sales. As a result, our financial condition could be materially or adversely affected.

        We have elected not to designate its commodity derivatives as cash flow hedges for accounting purposes. Accordingly, such contracts are recorded at fair value on our Balance Sheet and changes in fair value are recorded in the Consolidated Statements of Operations as they occur.

We may incur additional debt in order to fund our exploration and development activities, which would reduce our financial flexibility and could have a material adverse effect on our business, financial condition or results of operations.

        In addition to our Credit Facility, we may incur additional debt in order to fund our operations, make future acquisitions or develop our properties. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, oil and gas prices, and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt or pay our debt at maturity. If we are unable to repay our debt at maturity with existing cash on hand, we could attempt to refinance the debt or repay the debt with the proceeds of a debt or equity offering. We may be unable to sell public debt or equity securities, or do so on acceptable terms to pay or refinance the debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, our market value and profitability of our operations at the time of the offering or other financing. If we do not have sufficient funds, are otherwise unable to negotiate renewals of our borrowings, or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Properties that we buy may not produce as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

        One of our growth strategies is to pursue selective acquisitions of natural gas and oil reserves. We perform a review of the target properties that we believe is consistent with industry practices. However, these reviews may not be completely accurate. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable, even when an inspection is undertaken. Even when problems are identified, a seller may be unwilling or unable to provide effective contractual protection against all or part of those problems, and we often assume environmental and other risks and liabilities in connection with the properties we acquire.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

        Oil and natural gas operations in the Rocky Mountains can be adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife. Our operations in Wyoming are conducted in areas subject to extreme weather conditions and in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow and wet conditions, as well as lease stipulations. In certain areas on federal lands, drilling and other oil and natural gas activities can only be conducted during limited times of the year. This limits our ability to operate in those areas and can intensify competition during those times for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs, and could have a material adverse effect on our business, financial condition and results of operations.

        See "Items 1 and 2: Business and Properties—Glossary of Abbreviations and Terms—Identified drilling locations" set forth in our Annual Report on Form 10-K for the year ended December 31, 2008.

As co-venturer in joint ventures, we are liable for various obligations of those joint ventures.

        As a co-venturer, we are contingently liable for the obligations of the joint venture, including responsibility for day-to-day operations and liabilities which cannot be repaid from joint venture assets, insurance proceeds or indemnification by others. In the future, we might be exposed to litigation in connection with joint venture activities, or find it necessary to advance funds on behalf of joint ventures to protect the value of the natural gas and oil properties by drilling wells to produce undeveloped reserves or to pay lease operating expenses in excess of production. These activities may have a material adverse effect on our business, financial condition and results of operations.

Our role as co-venturer in joint ventures may result in conflicts of interest, which may not be resolved in our best interests or the best interests of our stockholders.

        Our role as co-venturer in joint ventures may result in conflicts of interest between the interests of those entities and our stockholders. Any resolution of these conflicts may not always be in our best interests.

The loss of our chief executive officer or other key management and technical personnel or our inability to attract and retain experienced technical personnel could adversely affect our ability to operate.

        We depend to a large extent on the efforts and continued employment of Norman F. Swanton, our chief executive officer and chairman, Timothy A. Larkin, our executive vice president and chief financial officer, Kenneth A. Gobble, our senior vice president of exploration and production, and other key management and technical personnel. The loss of the services of Messrs. Swanton, Larkin, Gobble or other key management and technical personnel could adversely affect our business operations. We maintain key person life insurance on Messrs. Swanton, Larkin and Gobble but not on other key management and technical personnel.

        The success of our development, exploration and production activities depends, in part, on our ability to attract and retain experienced petroleum engineers, geologists, landmen and other key personnel. From time to time, competition for experienced personnel is intense. If we cannot retain these personnel or attract additional experienced personnel, our ability to compete in the geographic regions in which we conduct our operations could be harmed.

We do not insure against all potential operating risks. We may incur substantial losses and be subject to substantial liability claims as a result of various lawsuits.

        We are not insured against all risks. We ordinarily maintain insurance against various losses and liabilities arising from our operations in accordance with customary industry practices and in amounts that management believes to be prudent. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations. Our natural gas and oil exploration and production activities are subject to hazards and risks associated with drilling for, operating, producing and transporting natural gas and oil, and any of these risks can cause substantial losses resulting from:

  •
  environmental hazards, such as uncontrollable flows of natural gas, oil, brine water, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

  •
  abnormally pressured formations;

  •
  mechanical difficulties, inadequate oil field drilling and service tools, and casing collapses;

  •
  fires and explosions;

  •
  personal injuries and death;

  •
  labor and employment;

  •
  regulatory investigations and penalties; and

  •
  natural disasters, such as earthquakes, hurricanes and floods.

        Any of these risks could have a material adverse effect on our ability to conduct operations or result in substantial losses to us. Many of these risks are not insured as the cost of available insurance, if any, is excessive. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs that is not fully covered by insurance, it could have a material adverse effect on our business, financial condition and results of operations. See "Business and Properties—Operating Hazards and Insurance" set forth in our Annual Report on Form 10-K for the year ended December 31, 2008.

We have limited control over activities on properties we do not operate, which could reduce our production and revenues.

        A substantial amount of our business activities are conducted through joint operating or other agreements under which we own partial ownership or working interests in natural gas and oil properties. We do not operate all of the properties in which we have an interest and in many cases we do not have the ability to remove the operator in the event of poor performance. As a result, we have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. The failure of an operator of our wells to adequately perform operations, or an operator's breach of the applicable agreements, could reduce our revenues and production. Therefore, the success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our and the operator's control, including:

  •
  timing and amount of capital expenditures;

  •
  expertise and financial resources;

  •
  inclusion of other participants in drilling wells; and

  •
  use of technology.

Defects in the title to any of our natural gas and oil interests could result in the loss of some of our natural gas and oil properties or portions thereof, or liability for losses resulting from defects in the assignment of leasehold rights.

        We obtain interests in natural gas and oil properties with varying degrees of warranty of title, such as general, special or quitclaim or without any warranty. We acquired our interests in the Wilmington Townlot Unit in 1999 and 2005 with no title opinion as to the interests acquired, which may ultimately prove to be less than the interests we believe we own. The prior owner had acquired its interests from a third party that, in turn, had acquired its interest from Exxon Corporation with no warranty of title. Exxon had owned the Wilmington Townlot Unit for over 25 years before its sale in 1997. Similarly, when we acquired our interest in the North Wilmington Unit in December 2005, we had no title opinion prepared as to the interests acquired. The prior owner had owned the North Wilmington Unit for over 15 years, acquired the North Wilmington Unit from Sun Oil Corporation without warranty of title, which had owned unit for over 20 years before its sale in 1990. Losses of title to the Wilmington Townlot Unit or North Wilmington Units may result from title defects or from ownership of a lesser interest than we believe we acquired. In other instances, title opinions may not be obtained if in our discretion it would be uneconomical or impractical to do so. This increases the possible risk of loss and could result in total loss of title to some or all of the properties we purchased. Furthermore, in certain instances we may determine to purchase properties even though certain technical title defects exist if we believe it to be an acceptable risk under the circumstances.

Drilling for and producing natural gas and oil are high risk activities with many uncertainties that could have a material adverse effect on our business, financial condition or results of operations.

        Our future success depends largely on the success of our exploration, exploitation, development and production activities. These activities are subject to numerous risks beyond our control, including the risk that we will not find any commercially productive natural gas or oil reservoirs. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties depends in part on the evaluation of geophysical and geological analyses, production data, and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our costs of drilling, completing, producing and operating wells are often uncertain before drilling commences. Drilling for oil and natural gas can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. In addition, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

  •
  delays in obtaining drilling permits from applicable regulatory authorities;

  •
  unusual or unexpected geological formations;

  •
  unexpected drilling conditions, including ground shifting or quakes;

  •
  pressure or irregularities in geological formations;

  •
  equipment failures or accidents;

  •
  well blow-outs;

  •
  fires and explosions;

  •
  pipeline and processing interruptions or unavailability;

  •
  title problems;

  •
  objections from surface owners and nearby surface owners in the areas where we operate;

  •
  adverse weather conditions;

  •
  lack of market demand for natural gas and oil;

  •
  delays imposed by or resulting from compliance with environmental and other regulatory requirements;

  •
  shortages of or delays in the availability or delivery of drilling rigs and the delivery of equipment; and

  •
  reductions in natural gas and oil prices.

        Our future drilling activities may not be successful. Our drilling success rate could decline generally or within a particular area and we could incur losses by drilling unproductive wells. Also, we may not be able to obtain sufficient contracts covering our lease rights in potential drilling locations. We cannot be sure that we will ever drill our identified potential drilling locations, or that we will produce natural gas or oil from them or from any other potential drilling locations. Shut-in wells, curtailed production and other production interruptions may negatively impact our business and result in decreased revenues.

Prospects that we decide to drill may not yield natural gas or oil in commercially viable quantities.

        A prospect is a property on which we have identified what our geoscientists believe, based on available seismic and geological information, to be indications of natural gas or oil. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. However, the use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities to recover drilling or completion costs or to be economically viable. If we drill wells in our current and future prospects that are identified as non-economic or dry holes, our drilling success rate may decline and materially harm our business. In sum, the cost of drilling, completing and operating any wells is often uncertain and new wells may not be productive.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do, which may adversely affect our ability to compete.

        We operate in highly competitive areas of oil and natural gas exploration, development and acquisition with a substantial number of other companies. We face intense competition from independent, technology-driven companies, as well as from both major and other independent oil and gas companies, in each of the following areas:

  •
  acquiring desirable producing properties or new leases for future exploration;

  •
  marketing our natural gas and oil production;

  •
  integrating new technologies; and

  •
  acquiring the equipment, personnel and expertise necessary to develop and operate our properties.

        Many of our competitors have financial, managerial, technological and other resources substantially greater than ours. These companies may be able to pay more for exploratory prospects and productive oil and gas properties, and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. To the extent our competitors are able to pay more for properties than we are, we will be at a competitive disadvantage. Further, many of our competitors may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties, and consummate transactions in this highly competitive environment.

Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.

        If domestic drilling activity increases, particularly in the fields in which we operate, a general shortage of drilling and completion rigs, field equipment and qualified personnel could develop. As a result, the costs and delivery times of rigs, equipment and personnel could be substantially greater than in previous years. From time to time, these costs have sharply increased and could do so again. For example, throughout 2008, as energy prices increased significantly, we experienced higher costs for drilling rigs, equipment and personnel. The demand for and wage rates of qualified drilling rig crews generally rises in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which could in turn harm our operating results.

Increases in taxes on energy sources may adversely affect the company's operations.

        Federal, state and local governments which have jurisdiction in areas where the company operates impose taxes on the oil and natural gas products sold. Historically, there has been an on-going consideration by federal, state and local officials concerning a variety of energy tax proposals. Such matters are beyond the company's ability to accurately predict or control.

Risks Relating to Ownership of Our Common Stock

The number of shares eligible for future sale or which have registration rights could adversely affect the future market for our common stock.

        Sales of substantial amounts of previously restricted shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline, or could impair our ability to raise capital through the sale of additional common or preferred stock.

        As of September 30, 2009, we had 58,876,160 shares of common stock outstanding, 96,941shares of common stock were issuable upon conversion of our convertible debt and convertible preferred stock, 3,471,078 shares of common stock were issuable upon exercise of outstanding options and warrants, and 81,113 shares of restricted stock were issued. Our directors and executive officers, hold approximately 5% of the outstanding shares of our common stock.

        If our stockholders sell significant amounts of common stock in any public market that develops or exercise their registration rights and sell a large number of shares, the price of our common stock could be negatively affected. If we were to include shares held by those holders in a registration statement pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock or impede such an offering altogether.

Our stock price has been and may be volatile, and your investment in our stock could decline in value.

        In recent years, the stock market has experienced significant price and volume fluctuations. Our common stock has and may continue to experience volatility unrelated to our operating performance for reasons that include:

  •
  domestic and worldwide supplies and prices of and demand for natural gas and oil;

  •
  political conditions in natural gas and oil producing regions;

  •
  the success of our operating strategy;

  •
  war and acts of terrorism;

  •
  demand for our common stock;

  •
  revenue and operating results failing to meet the expectations of securities analysts or investors in any particular quarter or period;

  •
  changes in expectations of our future financial performance, or changes in financial estimates, if any, of public market analysts;

  •
  investor perception of our industry or our prospects;

  •
  general economic trends;

  •
  limited trading volume of our stock;

  •
  changes in and compliance with environmental and other governmental rules and regulations;

  •
  actual or anticipated quarterly variations in our operating results;

  •
  our involvement in litigation;

  •
  conditions generally affecting the oil and natural gas industry;

  •
  the prices of oil and natural gas;

  •
  announcements relating to our business or the business of our competitors;

  •
  our liquidity; and

  •
  our ability to obtain or raise additional funds.

        Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

Control by our executive officers and directors may limit your ability to influence the outcome of matters requiring stockholder approval and could discourage our potential acquisition by third parties.

        As of September 30, 2009, our executive officers and directors beneficially owned approximately 5% of our common stock. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of our board of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of our common stock.

Provisions in our articles of incorporation, bylaws and Maryland law may make it more difficult to effect a change in control, which could adversely affect the price of our common stock.

        Provisions of our articles of incorporation, bylaws and Maryland law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock and potentially prevent the payment of a premium to stockholders in an acquisition.

        Our articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of us or our management. These provisions include:

  •
  giving the board the exclusive right to fill all board vacancies;

  •
  providing that special meetings of stockholders may only be called by the board pursuant to a resolution adopted by

  •
  a majority of the board, either upon a motion or upon written request by holders of at least 66 2/3% of the voting power of the shares entitled to vote, or

  •
  by our president;

  •
  a classified board of directors;

  •
  permitting removal of directors only for cause and with a super-majority vote of the stockholders;

  •
  prohibiting cumulative voting in the election of directors; and

  •
  granting existing shareholders certain rights in the event of an unsolicited take-over offer, unless the offeror receives approval of the board of directors.

        These provisions also could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, and may limit the price that investors are willing to pay in the future for shares of our common stock.

        We are also subject to provisions of the Maryland General Corporation Law that prohibit business combinations with persons owning 10% or more of the voting shares of a corporation's outstanding stock, unless the combination is approved by the board of directors prior to the person owning 10% or more of the stock, for a period of five years, after which the business combination would be subject to special stockholder approval requirements. This provision could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, or may otherwise discourage a potential acquirer from attempting to obtain control from us, which in turn could have a material adverse effect on the market price of our common stock. See "Description of Capital Stock".

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

        Under the terms of our convertible preferred stock, we may not pay dividends on our common stock unless all accrued dividends on our convertible preferred stock have been paid. We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial conditions, current and anticipated cash needs and plans for expansion.

Failure of the Company's internal control over financial reporting could harm its business and financial results.

        The management of Warren is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect the Company's transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements; providing reasonable assurance that receipts and expenditures are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of the Company assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of the Company's financial statements would be prevented or detected. Failure to maintain an effective system of internal control over financial reporting could limit the Company's ability to report its financial results accurately and timely or to detect and prevent fraud.

USE OF PROCEEDS

        We expect the net proceeds from this offering to be approximately $28.7 million, after deducting underwriting discounts and commissions and the estimated expenses for the offering. We intend to use the net proceeds from this offering for general corporate purposes, including without limitation, reduction of our debt or other corporate obligations, capital expenditures and other general working capital purposes. Such debt reduction could include, at our option, repayment of a portion of the outstanding amount on our Credit Facility. The Credit Facility provides for a revolving loan up to the lesser of (i) the borrowing base (ii) $250 million or (iii) the draw limit we request. The Credit Facility matures on November 19, 2012 and is secured by substantially all of our assets. The borrowing base as of June 30, 2009 was $120 million with a weighted average interest rate of 4.85%. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.

        The foregoing discussion represents our best estimate of the allocation of the net proceeds of the offering based upon our current plans. Actual expenditures may vary from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions thereof for other purposes.

CAPITALIZATION

        The following table sets forth, as of June 30, 2009, a summary of our capitalization, both on an actual basis and on an as adjusted basis, to give effect to this offering at the public offering price of $2.60 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, and the application of the net proceeds from this offering.

        The following table is unaudited and should be read in conjunction with the information contained in "Item 2. Management's Discussion and Analysis or Plan of Operation" and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the six months ended June 30, 2009, all of which are incorporated by reference in this prospectus supplement.

	As of June 30, 2009
	Actual	As Adjusted
	(in thousands) (unaudited)
Cash and cash equivalents	$9,416	$38,347

Current portion of long-term debt	$321	$321
Long-term debt:
Debentures and other long-term liabilities	134,265	134,265
Stockholders' equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, of which 98,112 shares are issued and outstanding	1,179	1,179
Common stock, $0.0001 par value, 100,000,000 shares authorized
Actual—58,876,160 shares issued and outstanding	6	7
As adjusted—70,651,160 shares issued and outstanding
Additional paid in capital	431,191	460,121
Treasury stock, at cost, 632,250 shares	(728)	(728)
Accumulated other comprehensive income	122	122
Accumulated deficit	(334,606)	(334,606)

Total stockholders' equity	97,164	126,095

        The information above is based on 58,876,160 shares of our common stock outstanding as of June 30, 2009 and does not include:

  •
  3,980,941 shares of common stock issuable upon the exercise of options and warrants or vesting of restricted stock outstanding as of June 30, 2009 (the stock options and warrants had a weighted average exercise price of $6.02 per share); and

  •
  96,941 shares of common stock issuable upon the conversion of convertible bonds and preferred stock outstanding as of June 30, 2009 (the convertible bonds may be converted from the date of issuance until maturity at 100% of principal amount into common stock of the Company at a price of $35 to $50, and the preferred stock may be converted at any time at the discretion of the holder into common stock of the Company based on a conversion rate of one share of preferred stock for 0.50 shares of common stock, or the preferred stock may be converted at the discretion of the Company upon meeting certain conditions).

PRICE RANGE OF COMMON STOCK

        On September 30, 2009, we had 58,876,160 shares of common stock outstanding, beneficially held by an estimated 9,500 holders. Our common stock is listed on the NASDAQ Global Market under the symbol "WRES".

        The closing price of our common stock on October 22, 2009, as reported on the NASDAQ Global Market, was $3.03 per share. The following table sets forth, for the period indicated, the high and low sales prices for our common stock as reported by the NASDAQ Global Market:

	Common Stock Price
	High	Low
Year Ended December 31, 2009
First Quarter	$3.02	$0.40
Second Quarter	2.94	0.90
Third Quarter	3.69	1.91
Fourth Quarter (through October 22)	3.36	2.58
Year Ended December 31, 2008
First Quarter	$14.27	$11.03
Second Quarter	14.94	11.98
Third Quarter	14.76	8.64
Fourth Quarter	9.62	1.78
Year Ended December 31, 2007
First Quarter	$13.47	$9.56
Second Quarter	14.24	11.59
Third Quarter	14.27	10.32
Fourth Quarter	15.39	12.45

DIVIDEND HISTORY

        We have never paid or declared any cash dividends on our common stock. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

UNDERWRITING

        BMO Capital Markets Corp. and RBC Capital Markets Corporation are acting as representatives of the underwriters. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase from us, and we have agreed to sell to such underwriter, the respective number of shares of common stock shown opposite its name below.

Underwriter	Number of Shares
BMO Capital Markets Corp.	5,298,750
RBC Capital Markets Corporation	5,298,750
Capital One Southcoast, Inc.	392,500
Comerica Securities, Inc.	392,500
Sidoti & Company, LLC	392,500

Total:	11,775,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares if they purchase any of the shares.

        The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price presented on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

        We and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

        The 90-day restricted period described in the preceding paragraph will be automatically extended if: (i) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, we issue an earnings release or material news or a material event relating to the company occurs, or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs, provided, however, this provision will not apply if, within three days of the termination of the 90-day restricted period, we deliver to the representatives a certificate, signed by our chief financial officer or chief executive officer, certifying that our shares of common stock are, as of the date of delivery of such certificate, "actively trading securities," as defined in Regulation M under the Exchange Act.

        The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering.

Per Share	$0.14
Total	$1,683,825

        We have also agreed to reimburse the fees, disbursements and other charges of counsel to the underwriters in an amount not to exceed $75,000.

        Our common stock is listed on the NASDAQ Global Market under the symbol "WRES."

        The underwriters may engage in stabilizing transactions, syndicate covering transactions, penalty bids or purchases and passive market making for the purposes of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

        Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions. The position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

        BMO Capital Markets Financing, Inc., an affiliate of BMO Capital Markets Corp., is a lender under our Credit Facility with GE Business Financial Services Inc. (formerly Merrill Lynch Business Financial Services Inc.) and a syndicate of five other participating banks, dated as of November 19, 2007, which was amended as of May 12, 2009. A portion of the net proceeds from this offering may be used to repay BMO Capital Markets Financing, Inc. under this Credit Facility.

        Capital One, National Association, an affiliate of Capital One Southcoast, Inc., is a lender under our Credit Facility. A portion of the net proceeds from this offering may be used to repay Capital One, National Association, under the Credit Facility.

        Comerica Bank, an affiliate of Comerica Securities, Inc., is a lender under our Credit Facility. A portion of the net proceeds from this offering may be used to repay Comerica Bank under the Credit Facility.

        Certain of the underwriters have performed or may perform investment and commercial banking and advisory services for us from time to time for which they have received or may receive customary fees and expenses.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Patton Boggs LLP, Denver, Colorado. As of October 1, 2009, attorneys at Patton Boggs LLP beneficially owned 126,200 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2008, have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

        Information with respect to the oil and gas reserves associated with our oil and gas properties incorporated into this prospectus supplement by reference is derived from the report of Williamson Petroleum Consultants, Inc., independent consulting petroleum engineers, and has been incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.warrenresources.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

        We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009;

  •
  The portions of our definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 20, 2009 that have been incorporated by reference into our Annual Report on Form 10-K;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 6, 2009;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 5, 2009;

  •
  Our Current Report on Form 8-K filed on May 15, 2009;

  •
  The description of our common stock contained in our registration statement on Form 10 (File No. 000-33275) filed with the SEC pursuant to Section 12(g) of the Exchange Act on October 26, 2001, as amended; and

  •
  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such documents

        We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus supplement by reference. Requests for copies should be directed to Corporate Secretary, Warren Resources, Inc., 1114 Avenue of the Americas, 34th Floor, New York, NY 10036, telephone (212) 697-9660.

WARREN RESOURCES, INC.

$200,000,000

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units
Senior Debt Securities and Subordinated
Debt Securities Guaranteed by
Warren Resources of California, Inc.

        This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Our common stock is quoted on the NASDAQ Global Market under the symbol "WRES." On September 24, 2009, the closing sale price of our common stock was $3.03 per share.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        These securities are speculative and involve a high degree of risk. You should carefully read this prospectus, any applicable prospectus supplement and any information under the heading "Risk Factors" beginning on page 7 of this prospectus before making a decision to purchase our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

i

FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus that are not historical are "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that involve a number of risks and uncertainties.

        These forward-looking statements include, among others, the following:

  •
  our business and growth strategies;

  •
  our oil and natural gas reserve estimates;

  •
  our ability to successfully and economically explore for and develop oil and gas resources;

  •
  our exploration and development drilling prospects, inventories, projects and programs;

  •
  availability and costs of drilling rigs and field services;

  •
  anticipated trends in our business;

  •
  our future results of operations;

  •
  our liquidity and ability to finance our exploration and development activities;

  •
  market conditions in the oil and gas industry;

  •
  our ability to make and integrate acquisitions; and

  •
  the impact of environmental and other governmental regulation.

        These statements may be incorporated by reference into or found under various sections of this prospectus. Forward-looking statements are typically identified by use of terms such as "may", "will", "could", "should", "expect", "plan", "project", "intend", "anticipate", "believe", "estimate", "predict", "potential", "pursue", "target" or "continue", the negative of such terms or other comparable terminology, although some forward-looking statements may be expressed differently.

        The forward-looking statements contained in or incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in or incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to a number of factors, including:

  •
  the failure to obtain sufficient capital resources to fund our operations and maintain adequate liquidity;

  •
  an inability to replace our reserves through exploration and development activities;

  •
  unsuccessful drilling activities;

  •
  a decline in oil or natural gas production or oil or natural gas prices;

  •
  incorrect estimates of required capital expenditures;

  •
  increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

  •
  impact of environmental and other governmental regulation;

  •
  hazardous and risky drilling operations; and

  •
  an inability to meet growth projections.

        You should also consider carefully the statements contained in or incorporated by reference into other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

        All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

ABOUT THIS PROSPECTUS

        In this prospectus, "we," "us," "our" or "ours" refer to Warren Resources, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, (the "SEC"), utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.warrenresources.com. The information on our website is not a part of this prospectus.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information we file later with the SEC will automatically update and supersede information contained in this prospectus.

        We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 6, 2009;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 5, 2009;

  •
  Our Current Report on Form 8-K filed on May 15, 2009;

  •
  The description of our common stock contained in our registration statement on Form 10 (File No. 000-33275) filed with the SEC pursuant to Section 12(g) of the Exchange Act on October 26, 2001, as amended; and

  •
  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to Corporate Secretary, Warren Resources, Inc., 1114 Avenue of the Americas, 34th Floor, New York, NY 10036, telephone (212) 697-9660.

WARREN RESOURCES

        We are a growing independent energy company engaged in the exploration and development of domestic onshore oil and natural gas reserves. We focus our efforts primarily on our waterflood oil recovery programs and horizontal drilling in the Wilmington field within the Los Angeles Basin of California and on the exploration and development of coalbed methane ("CBM") properties located in the Rocky Mountain region. As of December 31, 2008, we owned natural gas and oil leasehold interests in approximately 175,725 gross, 101,453 net acres, approximately 80% of which are undeveloped. Substantially all our undeveloped acreage is located in the Rocky Mountains.

        From our inception in 1990 through 2003, we functioned principally as the sponsor of privately placed drilling programs and joint ventures. Under these programs, we contributed drilling locations, paid tangible drilling costs and provided turnkey drilling services, natural gas marketing services and well services to the drilling programs and retained an interest in the wells. Historically, a substantial portion of our revenue was attributable to these turnkey drilling services. After our initial public offering in 2004, we transitioned from being the sponsor of privately placed drilling programs to become a more traditional exploration and development company.

        Our common stock commenced trading on the NASDAQ National Market on December 17, 2004 under the trading symbol "WRES". On September 24, 2009, the last reported sale price of our common stock on the NASDAQ Global Market was $3.03 per share.

        Our executive offices are located at 1114 Avenue of the Americas, 34th Floor, New York, NY 10036, and our telephone number is (212) 697-9660. Warren Resources of California, Inc.'s principal offices are located at 100 Oceangate, Suite 950, Long Beach, CA 90802. Our website is www.warrenresources.com. Information on our website is not part of this prospectus.

Natural Gas and Oil Reserves

        The following table presents our estimated proved natural gas and oil reserves and the PV-10 value of our interests in net reserves in producing properties as of December 31, 2008, 2007 and 2006 based on reserve reports prepared by Williamson Petroleum Consultants, Inc. The PV-10 values shown in the table are not intended to represent the current market value of the estimated natural gas and oil reserves we own.

        For 2006, a portion of our proved developed reserves had been accumulated through our interests in drilling programs for which we served as managing general partner. These estimates of future net cash flows and their present values, based on period end prices, were based upon certain assumptions that the drilling programs in which we owned interests would achieve payout status in the future. During 2007, we acquired all oil and gas properties and associated reserves from the drilling partnerships.

	Years Ended December 31,
	2008	2007	2006
Estimated Proved Natural Gas and Oil Reserves:
Net natural gas reserves (MMcf):
Proved developed	52,762	21,852	9,264
Proved undeveloped	20,063	15,916	15,561

Total	72,825	37,768	24,825

Net oil reserves (MBbls):
Proved developed	6,498	11,202	9,583
Proved undeveloped	2,916	41,908	44,494

Total(1)	9,414	53,110	54,077

Estimated Present Value of Net Proved Reserves:
PV-10 Value (in thousands)
Proved developed	$157,855	$464,331	$205,683
Proved undeveloped	36,133	583,637	403,201

Total(2)	193,988	1,047,968	608,884
Less: future income taxes, discounted at 10%	—	228,817	196,308

Standardized measure of discounted future net cash flows (in thousands)(3)	$193,988	$819,151	$412,576

Prices Used in Calculating Reserves:
Natural Gas (per Mcf)	$4.80	$5.02	$4.35
Oil (per Bbl)	$32.92	$86.21	$50.60
Proved Developed Reserves (MMcfe)	91,749	89,062	66,763

 Summary of Changes in Proved Reserves

	Year ended December 31,
	2008			2007		2006
	MBbls		Mmcf	MBbls	Mmcf	MBbls	Mmcf
Proved reserves
Beginning of year	53,110		37,768	54,077	24,825	50,415	24,353
Purchase of reserves in place	—		—	62	10,936	164	814
Discoveries and extensions	—		40,265	2,583	8,608	4,421	7,202
Revisions of previous estimates	(42,685)	(1)	(2,278)	(2,787)	(5,346)	(467)	(6,492)
Production	(1,011)		(2,930)	(825)	(1,255)	(456)	(1,052)
End of year	9,414		72,825	53,110	37,768	54,077	24,825
Proved developed reserves
Beginning of year	11,202		21,852	9,583	9,264	2,939	10,829
End of year	6,498		52,763	11,202	21,852	9,583	9,264

(1)
At year-end 2008, we revised our proved oil reserves downward by a total of 42,685 MBbls as follows: Due to a significant decrease in realized oil prices from $86.21 per barrel at December 31, 2007 to $32.92 per barrel at December 31, 2008, 20,210 MBbls of proved undeveloped oil reserves in the WTU property and 18,360 MBbls of proved undeveloped oil reserves in the NWU property were deemed non-economic and revised downward at year-end 2008. Also, due to lower realized oil prices, 755 MBbls of proved developed producing oil reserves in the NWU were revised downward at year-end 2008. As a result of these revisions, all of the proved oil reserves in the NWU were eliminated at year-end 2008. In addition, 3,360 MBbls of proved developed producing oil reserves in the WTU were revised downward primarily due to the decrease in realized oil prices, and, to a lesser extent, due to downward revisions to estimated oil recoveries in the WTU Upper Terminal and Ranger waterflood projects. Lower prices decrease the economic lives of the underlying oil and natural gas properties and thereby decrease the estimated future reserves.

(2)
The PV-10 Value represents the discounted future net cash flows attributable to our proved oil and gas reserves before income tax, discounted at 10% per annum. Although it is a non-GAAP measure, we believe that the presentation of the PV-10 Value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We use this measure when assessing the potential return on investment related to our oil and gas properties. Our reconciliation of this non-GAAP financial measure is shown in the table as the PV-10, less future income taxes, discounted at 10% per annum, resulting in the standardized measure of discounted future net cash flows. The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. In accordance with SEC requirements, our reserves and the future net revenues were determined using realized prices for natural gas and oil at each of December 31, 2008, 2007, and 2006. These prices reflect adjustments by lease for quality, transportation fees and regional price differences.

(3)
Standardized measure of discounted future net cash flows differs from PV-10 value because it includes the effect of future income taxes.

        The data in the above natural gas and oil reserves table represents estimates only. Oil and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment.

Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered. See "Risk Factors".

        PV-10 is equal to the future net cash flows from our proved reserves at December 31, 2008, excluding any future income taxes, discounted at 10% per annum ("PV-10"). Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells on which a relatively major expenditure is required to establish production. PV-10 may be considered a non-GAAP financial measure as defined by Item 10(e) of Regulation S-K and is derived from the standardized measure of discounted future net cash flows which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. We believe that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows.

        Due to the volatility of commodity prices, the oil and gas prices on the last day of the period significantly impact the calculation of the PV-10 and the standardized measure of discounted future net cash flows. The present value of future net cash flows does not purport to be an estimate of the fair market value of the Company's proved reserves. An estimate of fair value would also take into account, among other things, anticipated changes in future prices and costs, the expected recovery of reserves in excess of proved reserves and a discount factor more representative of the time value of money and the risks inherent in producing oil and gas. Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The 10% discount factor used to calculate present value, which is required by Financial Accounting Standard Board pronouncements, may not necessarily be the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

        There are numerous uncertainties in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The reserve data set forth in this annual report are only estimates. Although we believe these estimates to be reasonable, reserve estimates are imprecise and may be expected to change as additional information becomes available. Estimates of natural gas and oil reserves, of necessity, are projections based on engineering data and there are uncertainties inherent in the interpretation of this data, as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be exactly measured. Therefore, estimates of the economically recoverable quantities of natural gas and oil attributable to any particular group of properties, classifications of the reserves based on risk of recovery and the estimates are a function of the quality of available data and of engineering and geological interpretation and judgment and the future net cash flows expected there from, prepared by different engineers or by the same engineers at different times, may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. In addition, the estimates of future net revenues from our proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct.

        With respect to the estimates prepared by Williamson Petroleum Consultants, Inc., PV-10 value should not be construed as representative of the fair market value of our proved natural gas and oil properties since discounted future net cash flows are based upon projected cash flows which do not provide for changes in natural gas and oil prices or for the escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Actual future prices and costs may differ materially from those estimated. You are cautioned not to place undue reliance on the reserve data included in this annual report. Under SEC guidelines, estimates of the PV-10 value of proved reserves must be made using oil and gas sales prices at the date for the valuation, which prices are held constant throughout the life of the properties.

RISK FACTORS

        You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors", before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

USE OF PROCEEDS

        Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include reduction or refinancing of debt or other corporate obligations, the financing of capital expenditures, acquisitions and additions to our working capital. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Years Ended December 31,
	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges(1)(2)	(44)	6	16	0	(1)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(3)	(43)	6	9	0	0

(1)
For purposes of calculating the ratios of consolidated earnings to fixed charges, earnings consist of income before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.

(2)
Earnings for the years ended December 31, 2008, 2005 and 2004, were insufficient to cover fixed charges by $241.1 million, $4.4 million, $11.4 million, respectively.

(3)
Earnings for the years ended December 31, 2008, 2005 and 2004, were insufficient to cover fixed charges and preferred dividends by $241.2million, $8.1 million and $17.7 million, respectively.

 DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement, the use of any proceeds as well as any general terms described in this section that will not apply to those debt securities.

        Any debt securities issued using this prospectus ("Debt Securities") will be our direct unsecured general obligations and will be subject to the specific provisions and terms of the applicable Indentures. The Debt Securities will be either our senior debt securities ("Senior Debt Securities") or our subordinated debt securities ("Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, certain of our domestic subsidiaries, if our domestic subsidiaries are guarantors of the Debt Securities, and The Bank of New York Mellon (the "Trustee"). Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and the Subordinated Indenture are called "Indentures."

        We are a holding company, and we conduct our operations primarily through subsidiaries. Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of our company and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

        We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

        The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 2.06). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

        The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt ("Senior Debt"). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under "—Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities.

        If specified in the prospectus supplement, our domestic subsidiary, Warren Resources of California, Inc. (the "Subsidiary Guarantor"), will fully and unconditionally guarantee (the "Subsidiary Guarantee") the Debt Securities as described under "—Subsidiary Guarantee" and in the prospectus supplement. The Subsidiary Guarantee will be the unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the

Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt (Article XII).

        The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

  •
  the title of the Debt Securities;

  •
  whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

  •
  whether the Debt Securities will be issued as registered securities, bearer securities or a combination of both;

  •
  whether the Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

  •
  any limit on the aggregate principal amount of the Debt Securities;

  •
  the dates on which the principal of the Debt Securities will be payable;

  •
  the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

  •
  the places where payments on the Debt Securities will be payable;

  •
  whether the Debt Securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

  •
  any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

  •
  the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

  •
  whether the Debt Securities are defeasible;

  •
  any addition to or change in the Events of Default;

  •
  whether the Debt Securities will be issued pursuant to a medium-term note program;

  •
  whether the Debt Securities are convertible into our common stock, preferred stock or any of our other securities and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

  •
  any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

  •
  any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 2.06).

        The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

        Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Senior Debt Securities

        The Senior Debt Securities will be our unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness whether existing at the date of the Senior Indenture or subsequently incurred. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, the Senior Indenture will not limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

        The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our secured indebtedness and Senior Debt, including the Senior Debt Securities, whether existing at the date of the Senior Indenture or subsequently incurred (Article XIV of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

  •
  the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

  •
  the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

  •
  the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

        The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

        The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

        The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under "—Legal Defeasance and Covenant Defeasance."

Subsidiary Guarantee

        If specified in the prospectus supplement, the Subsidiary Guarantor will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

        Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantor will, fully and unconditionally guarantee the prompt payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by the Subsidiary Guarantor being herein called the "Guaranteed Obligations"). The Subsidiary Guarantor will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to the Subsidiary Guarantor (Section 12.01).

        In the case of Subordinated Debt Securities, the Subsidiary Guarantor's Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. (Article XIV of the Subordinated Indenture).

        Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the Subsidiary Guarantor to the fullest extent permitted by applicable law (Section 12.01).

        Each Subsidiary Guarantee will be a continuing guarantee and will:

  (1)
  remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

  (2)
  be binding upon the Subsidiary Guarantor; and

  (3)
  inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

        The prospectus supplement may specify circumstances under which the Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Conversion Rights

        The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Denomination, Exchange and Transfer

        The Debt Securities of each series will be issuable, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 2.09).

        Registered securities of any series that are not Global Securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

        You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the Trustee as security registrar for each Indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. If, however, debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside of the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 2.06). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 4.02).

        If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing; or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 2.10).

Global Securities

        Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.

        Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security, unless its terms so expressly permit, may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

  (1)
  the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

  (2)
  an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

  (3)
  other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

        All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Section 2.18).

        As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 2.18). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

        Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, any Trustee or any agent of ours will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the regular record date for such interest (Section 2.15).

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying

Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 4.02).

        Subject to any applicable abandoned property law, all money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 11.05).

Consolidation, Merger and Sale of Assets

        Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a "successor Person"), and may not permit any Person to consolidate with or merge into us, unless:

  (1)
  the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

  (2)
  immediately before and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

  (3)
  several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 10.01).

Highly Leveraged Transaction

        Unless otherwise specified in the prospectus supplement, the general provisions of the Indentures will not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving our company that may adversely affect holders of the Debt Securities.

Events of Default

        Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

  (1)
  failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

  (2)
  failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

  (3)
  failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

  (4)
  failure to perform or comply with the provisions described under "—Consolidation, Merger and Sale of Assets";

  (5)
  failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

  (6)
  Indebtedness of ourself, any Restricted Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million;

  (7)
  any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Restricted Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

  (8)
  certain events of bankruptcy, insolvency or reorganization affecting us, any Restricted Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

  (9)
  if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture) (Section 6.01).

        Unless otherwise specified in the prospectus supplement or the Indenture, if an Event of Default (other than an Event of Default with respect to Warren Resources, Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to Warren Resources, Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 6.01). For information as to waiver of defaults, see "—Modification and Waiver" below.

        Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable indemnity (Section 6.04). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 6.06).

        Unless otherwise specified in the prospectus supplement or the Indenture, no Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

  (1)
  such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

  (2)
  the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

  (3)
  the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 6.04).

        However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 6.04).

        We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 4.06).

Modification and Waiver

        Unless otherwise specified in the prospectus supplement or in the Indenture, modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

  •
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

  •
  reduce the principal amount of, or any premium or interest on, any Debt Security;

  •
  reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

  •
  impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

  •
  modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

  •
  except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

  •
  reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

  •
  reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

  •
  modify such provisions with respect to modification, amendment or waiver (Section 9.02).

        The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 6.06). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 6.06).

        Unless otherwise specified in the prospectus supplement, each of the Indentures will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

  •
  the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

  •
  if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

  •
  the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause).

        Certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding (Section 8.03).

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge

        Unless otherwise specified in the prospectus supplement or the Indenture, each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

  (1)
  either:

  (a)
  all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

  (b)
  all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

  (2)
  we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

  (3)
  we have delivered an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article XI).

Legal Defeasance and Covenant Defeasance

        If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 11.02, relating to defeasance and discharge of indebtedness, which we call "legal defeasance," or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call "covenant defeasance."

        Legal Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

  •
  we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

  •
  no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under "—Events of Default," at any time until 121 days after such deposit;

  •
  such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

  •
  in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

  •
  we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Section 11.03).

        Covenant Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under "—Events of Default" and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Section 11.02). If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantees will terminate (Section 11.02).

Notices

        Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Section 13.03).

Title

        We, the Subsidiary Guarantor, the Trustees and any of our agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 8.03).

Governing Law

        The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 13.04).

DESCRIPTION OF CAPITAL STOCK

General

        The authorized capital stock of Warren Resources, Inc. consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

        The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See "Where You Can Find More Information."

Common Stock

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

  •
  the series, the number of shares offered and the liquidation value of the preferred stock;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

  •
  the liquidation preference of the preferred stock;

  •
  the voting rights of the preferred stock;

  •
  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

  •
  whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

        Under the terms of our articles of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; and

  •
  delaying or preventing a change in control of our company.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws

        Our articles of incorporation and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

  Classified Board

        Our articles of incorporation and bylaws provide that our board of directors are divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change their composition of our board. Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board.

  Filling Board of Directors Vacancies; Removal

        Any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote.

  Special Meetings of Stockholders

        Special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the board, either upon motion or upon written request by holders of at least 66 2/3% of the voting power of all shares entitled to vote, or by our president.

  Unanimous Consent of Stockholders Required for Action by Written Consent

        Under our articles of incorporation, stockholder action may be taken without a meeting only by unanimous written consent of all of our stockholders.

  Issuance of Preferred Stock

        As described above, our articles of incorporation authorize the board of directors to issue preferred stock from time to time, in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of any class of preferred stock, including the outstanding shares of preferred stock, while providing flexibility for many corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.

  No Cumulative Voting

        The Maryland General Corporation Law provides that stockholders are not entitled to cumulative votes in the election of directors unless the articles of incorporation provide otherwise. Our articles of incorporation expressly prohibit cumulative voting.

  Maryland Business Statutes

        As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders. These provisions include:

  •
  Unsolicited takeover provisions.  Maryland law provides that the Board of Directors of a Maryland corporation is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland corporation. Maryland law also allows publicly held corporations with at least three independent directors to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

  •
  Business combination with interested stockholders.  The Maryland Business Combination Act provides that a Maryland corporation may not engage in business combinations with an "interested stockholder" or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless the board approved the transaction the interested stockholder became an interested stockholder, or the Maryland corporation has exempted itself from the statute in its articles of incorporation. We have elected not to exempt the company from this statute. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless:

  •
  the board of directors recommended the transaction, and

    •
    the transaction was approved by 80% of the outstanding shares of voting stock entitled to be cast and by 66 2/3% of the votes entitled to be cast by holders of voting stock other than shares owned by the interested stockholder.

  •
  Acquisition of control shares.  The Maryland Control Share Acquisition Act provides, unless the Maryland corporation opts out of this statute, where a stockholder acquires issued and outstanding shares of a corporation's voting stock within one of the following ranges:

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  one-tenth or more but less than one-third,

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  one-third of more but less than a majority, or

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  a majority or more,

    stockholder approval of the acquisition must be obtained before the stockholder may vote the shares. The required stockholder vote is two-thirds of all votes entitled to be cast is required each time a stockholder acquires control shares in an amount sufficient to cross one of the thresholds noted above, excluding shares held by the corporation's directors.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an acquiring person statement and an undertaking to pay expenses for a special meeting, may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days after the demand to consider the voting rights of the acquired shares. If no request for a special meeting is made, the corporation may present the matter at a stockholders' meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of those shares are considered and not approved. The corporation may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. A control share acquisition does not include any merger, consolidation or share exchange were we are a party to such transaction. Our bylaws contain a provision exempting any and all acquisitions by any person of our shares of common stock from the control share acquisition statute. Though not expected, our Board could cause us to become subject to this statute by amendment of our bylaws to eliminate the opt-out provision.

Anti-Takeover Provisions Under Rights Agreement

        On August 29, 2008, we entered into a Rights Agreement dated as of August 29, 2008 (the "Rights Agreement") with American Stock Transfer & Trust Company, LLC, as Rights Agent. The Rights Agreement is incorporated herein by reference to Exhibit 4.1 of our Form 8-A Registration Statement filed with the S.E.C. on September 5, 2008. A general description of the Rights Agreement is set forth below.

        Issuance of Rights for Outstanding Common Stock.    Pursuant to the Rights Agreement, we declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of our common stock, $0.0001 par value (the "Common Stock"). The Board of Directors set the payment date for the distribution of the Rights as September 9, 2008, and the Rights were distributed to our shareholders of record on that date. The description and terms of the Rights are set forth in the Rights Agreement.

        Exercisability and Rights Entitling Holders to Purchase Preferred Stock.    At any time after a Distribution Date (as defined below), but prior to the expiration or redemption of the Rights, each Right may be exercised at the stated purchase price of $45 per share (the "Purchase Price") (subject to adjustment) for one one-thousandth of a share of our Series B Junior Participating Preferred Stock (the "Preferred Stock"); provided, however, that the Rights (in accordance with the terms of the Rights Agreement and in lieu of being exercised for Preferred Stock) shall entitle the holder of the Right, upon exercise, to receive a certain number of shares of Common Stock, as described below.

        Exercisability in Case of Ownership of 20% or More of Outstanding Common Stock.    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (defined below), proper provision will be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise (for $45 per share) that number of shares of the Common Stock having a market value of $90, or two times the exercise price of the Right.

        The term "Acquiring Person" shall mean a person or group of affiliated or associated persons, whose Combined Ownership (defined below) of our Common Stock equals 20% or more of the Common Stock then outstanding, subject to certain limitations as set forth in the Rights Agreement.

        The term "Combined Ownership" shall mean the sum of a person's beneficial ownership and the person's derivative equity interest (including non-voting economic interests) in our Common Stock.

        Exercisability in Case of Merger or other Business Combination.    In the event that we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power is sold after the Distribution Date, proper provision will be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction would have an aggregate market value of two times the exercise price of the Right.

        Exchange of the Rights for Common Stock.    At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, our Board of Directors may exchange each outstanding Right (other than Rights owned by such person or group which will have become void) in whole or in part, for one share of Common Stock (or, if there is an insufficient number of issued but not outstanding or authorized but unissued shares of Common Stock to permit such exchange, then one one-thousandth of a Preferred Share), subject to adjustment.

        Issuance of Rights for Common Shares Issued in the Future.    Following the Record Date and prior to a Distribution Date (as hereinafter defined), and prior to the expiration or redemption of the Rights, we will issue one Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) (i) for each new share of Common Stock issued or transferred by us after the Record Date and (ii) for each new share of Common Stock issued pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of securities issued by us after the effective date of the Rights Agreement. In any other case after a Distribution Date, we may issue Rights when we issue capital stock if the Board of Directors deems it to be necessary or appropriate but shall be under no obligation to do so.

        Rights Initially Not Exercisable.    The Rights are not exercisable until a Distribution Date. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

        Separation and Distribution of Rights.    The Rights will be evidenced by the certificates for shares of Common Stock registered in the names of the holders thereof, and not by separate right certificates until the earlier to occur of (i) the close of business on the tenth business day following a public announcement that an Acquiring Person acquired a Combined Ownership of 20% or more of the outstanding shares of the Common Stock (the "Shares Acquisition Date") and (ii) the later of (A) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date that a tender or exchange offer or intention to commence a tender or exchange offer by any person is first published, announced, sent or given within the meaning of Rule 14d-4(A) under the Securities Exchange Act of 1934, as amended, the consummation of which would result in any person having Combined Ownership of 20% or more of the outstanding shares of the Common Stock, and (B) if such a tender or exchange offer has been published, announced, sent or given before the date of the Rights Agreement, then the close of business on the tenth business day after the date the Rights Agreement was entered into (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person); (the earlier of such dates referred to in (i) and (ii), which date may include any such date that is after the date of the Rights Agreement but prior to the issuance of the Rights, being called the "Distribution Date").

        The Rights Agreement provides that, until a Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until a Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after September 9, 2008, upon transfer or new issuance of the Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until a Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates, even without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following a Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, other than an Acquiring Person or any affiliate or associate of an Acquiring Person, and such separate Right Certificates alone will evidence the Rights.

        Dividend, Liquidation and Redemption Rights of the Preferred Stock.    Each share of Preferred Stock purchasable upon exercise of the Rights will have a preferential quarterly dividend rate equal to the greater of $1.00 per share or 1,000 times the dividend declared on one share of the Common Stock. In the event of liquidation, the holders of the Preferred Stock will receive a preferential liquidation payment of $1,000 per share, but will be entitled to receive an aggregate liquidation payment equal to 1,000 times the payment made on one share of Common Stock.

        Each share of Preferred Stock will have 1,000 votes voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per one share of Common Stock. The Rights are protected by customary anti-dilution provisions.

        Anti-dilution Adjustments; Fractional Shares.    The Purchase Price payable, and the number of shares of the Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution, including: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock; (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for shares of the Preferred Stock or convertible securities at less than the then-current market price of the Preferred Stock; or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets or of subscription rights or warrants (other than those referred to above).

        The number of outstanding Rights and the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions that are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

        Expiration.    The Rights will expire on August 31, 2011 (the "Final Expiration Date") unless the Final Expiration Date is extended or unless earlier redeemed or exchanged by us.

        Redemption of the Rights.    At any time prior to the earlier of (i) such time as any person or group becomes an Acquiring Person and (ii) the Final Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price").

        Immediately upon the action of the Board of Directors electing to redeem or exchange the Rights, we shall make announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price, or the shares of Common Stock or Preferred Stock exchangeable for the Rights, as applicable.

        Periodic Review.    At least once annually during the term of the Rights Agreement, a committee comprised of independent directors of the Company (the "Stockholder Rights Plan Committee") will review the Rights Agreement to determine whether the Rights Agreement remains in the interests of the Company and its stockholders. Following each such review, the Stockholder Rights Plan Committee will report its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether the Rights Agreement should be modified or the Rights should be redeemed.

        The foregoing description does not purport to be a complete description of all the terms of the Rights Agreement, Rights and the Preferred Stock. Please refer to the Rights Agreement and the Articles Supplementary of Junior Participating Preferred Stock, Series B, attached as Exhibit A to the Rights Agreement, for a complete description of the Rights and the Preferred Stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

        We have summarized selected provisions of the deposit agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

        If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

        If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

        Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

        The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

        Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $200,000,000.

DESCRIPTION OF WARRANTS

        We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or other securities that are registered hereunder. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

        Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

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  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

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  the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

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  the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

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  the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  United States federal income tax consequences applicable to such warrants;

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  the amount of warrants outstanding as of the most recent practicable date; and

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  any other terms of such warrants.

        Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

        Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts."

The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, or other securities that are registered hereunder, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

        The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

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  if applicable, a discussion of material United States federal income tax considerations; and

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  any other information we think is important about the stock purchase contracts or the stock purchase units.

PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

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  the terms of the offering;

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  the names of any underwriters, dealers or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price of the securities;

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  the net proceeds from the sale of the securities;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

        In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale through Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over—allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over—allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

        Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

        We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

        Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

        Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company to the fullest extent authorized by the Maryland General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that we shall indemnify each director or officer:

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  to the fullest extent permitted by the Maryland General Corporation Law, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan; and

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  to the fullest extent permitted by the common law and by any statutory provision other than the Maryland General Corporation Law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

        The validity of the securities being offered by this prospectus will be passed upon for us by Patton Boggs LLP, Denver, Colorado. As of September 28, 2009, attorneys employed by that law firm beneficially owned approximately 126,200 shares of our common stock.

EXPERTS

        The consolidated financial statements incorporated by reference into this prospectus have been so incorporated in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

        Information with respect to the oil and gas reserves associated with our oil and gas properties incorporated into this prospectus by reference is derived from the report of Williamson Petroleum Consultants, Inc., independent consulting petroleum engineers, and has been incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

 11,775,000 Shares

Common Stock

Prospectus Supplement

October 23, 2009

Joint Book-Running Managers
BMO Capital Markets	RBC Capital Markets

Capital One Southcoast	Comerica Securities	Sidoti & Company, LLC